Exhibit 10.2

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), effective as of June 29, 2007, is made by and between VWR Funding, Inc., a Delaware corporation (the “Company”), and Madison Dearborn Partners V-B, L.P., a Delaware limited partnership (the “Advisor”).

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to obtain certain management and consulting services from the Advisor and the Advisor desires to perform such services for the Company.

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Appointment of Advisor.  The Company appoints the Advisor and the Advisor accepts appointment on the terms and conditions provided in this Agreement as an advisor to the Company and its subsidiaries and its direct and indirect parent companies (collectively, the “VWR Group”), including any other corporations or other entities hereafter formed or acquired by any member of the VWR Group to engage in any business. The parties expressly acknowledge that the Advisor is an affiliate of Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership (“MDCP V-A”), Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership (“MDCP V-C”), and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership (“MDCP Executive” and, together with MDCP V-A and MDCP V-C, the “Sponsors”), and that the Sponsors are equityholders in the Company’s ultimate parent company, Varietal Distribution Holdings, LLC, a Delaware limited liability company (“Holdings”). Additionally, the parties expressly acknowledge that principals of the Sponsors currently serve as members of the Board of Directors of the Company (the “Board”) and/or members of the board of directors (or board of managers, as applicable) of the other companies in the VWR Group. It is understood that the Advisor’s rights and obligations hereunder shall be independent of the relationship between the Company and the Sponsors and the respective boards of directors (or managers, as applicable) of the Company and the other members of the VWR Group, and that, in performing its services hereunder, the Advisor is not acting in the capacity of an equityholder of Holdings or any of its subsidiaries or a member of the board of directors (or managers, as applicable) of the Company or any other member of the VWR Group.

2.             Board of Directors Supervision.  The activities of the Advisor to be performed under this Agreement shall be subject to the supervision of the Board and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation, the Advisor shall not require the prior approval of the Board to perform its duties under this Agreement. Notwithstanding the foregoing, the Advisor shall not have the authority to bind the Company or any other member of the VWR Group, and nothing contained herein shall be construed to create an agency relationship between the Company or any other member of the VWR Group and the Advisor.

3.             Services of Advisor.  Subject to any limitations imposed by applicable law or regulation, the Advisor shall render or cause to be rendered management, consulting and financial services to the Company and the other members of the VWR Group as requested from time to time by the Board and agreed to by the Advisor, which services may include advice and assistance concerning any and all aspects of the operations, planning and financing of the Company and the other members of the VWR Group and conducting relations on behalf of the Company or the other members of the VWR Group with accountants, attorneys, financial advisors and other professionals. The Advisor shall provide and devote to the performance of this Agreement such employees, affiliates and agents of the Advisor as the Advisor shall deem appropriate to the furnishing of the services hereunder. In addition, the Advisor shall, as requested by the Board and agreed to by the Advisor, render advice and expertise in connection with any acquisitions or dispositions undertaken by the Company or the other members of the VWR Group.

4.             Reimbursement of Expenses; Independent Contractor.  All obligations or expenses incurred by the Advisor in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company, and all such expenses shall be promptly reimbursed by the Company. The Advisor shall not be obligated to make any advance to or for the account of the Company or any other member of the VWR Group or to pay any sums, except out of funds held in accounts maintained by the Company or any other member of the VWR Group, nor shall the Advisor be obligated to incur any liability or obligation for the account of the Company or any other member of the VWR Group. The Company shall reimburse the Advisor by wire transfer of immediately available funds for any amount paid by the Advisor, which shall be in addition to any other amount payable to the Advisor under this Agreement. The Advisor shall be an independent contractor, and nothing in this Agreement shall be deemed or construed to (i) create a partnership or joint venture between the Company or any other member of the VWR Group and the Advisor, (ii) cause the Advisor to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) cause the Advisor or any of its employees to be officers, employees or agents of the Company or any other member of the VWR Group.

5.             Other Activities of Advisor; Investment Opportunities.  The Company acknowledges and agrees that neither the Advisor nor any of the Advisor’s employees, officers, directors, affiliates or associates (collectively, the “Advisor Group”) shall be required to devote full time and business efforts to the duties of the Advisor specified in this Agreement, but instead shall devote only so much of such time and efforts as the Advisor reasonably deems necessary. The Company further acknowledges and agrees that members of the Advisor Group are engaged in the business of investing in, acquiring and/or managing businesses for their own account, for the account of their affiliates and associates and for the account of other unaffiliated parties, and understands that the Advisor plans to continue to be engaged in such business (and other business or investment activities) during the term of this Agreement. The Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by the Advisor Group. Except as the Advisor may otherwise agree in writing after the date hereof: (a) each member of the Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (i) engage in the same or similar business activities or lines of business as the members of the VWR Group or (ii) do business with any client or customer of the members of the VWR Group; (b) no member of the Advisor Group shall be liable to any member of the VWR Group for breach of any duty (contractual or otherwise) by reason of any such activities or of such member’s participation therein; and (c) in the event that any member of the Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any member of the VWR Group, on the one hand, and such member of the Advisor Group, on the other hand, or any other person or entity, no member of the Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any other member of the VWR Group, and, notwithstanding any provision of this Agreement to the contrary, no member of the Advisor Group shall be liable to any member of the VWR Group for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person or entity, or does not present such opportunity to any member of the VWR Group. In no event will any member of the Advisor Group be liable to any member of the VWR Group for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for claims relating to the services which may be provided by the Advisor hereunder (subject to Section 8 hereof).

6.             Compensation of Advisor.

(a)           In consideration of the management, consulting and financial services to be rendered, the Company will pay to the Advisor in cash an annual base management and consulting fee equal to $2 million (the “Consulting Fee”), payable in advance in equal quarterly installments on the 1st day of each calendar quarter in each year. The first quarterly installment is due and payable on July 2, 2007. The payment by the Company of the Consulting Fee hereunder is subject to the applicable restrictions contained in the Company’s and its subsidiaries’ debt financing agreements. If any such restrictions prohibit the payment of any installment of the Consulting Fee, such Consulting Fee installment shall accrue and the Company shall make such installment payment as soon as it is permitted to do so under such restrictions, plus pay interest thereon from the due date of such installment before giving effect to such restriction to the date of payment at an interest rate of 10% per annum. If the Company or other members of the VWR Group acquire or enter into any additional business operations after the date of this Agreement (each, an “Additional Business”), the Board (in accordance with Section 6.6 of Holdings’ Limited Liability Company Agreement)  and the Advisor will, prior to the acquisition or prior to entering into the business operations, in good faith, determine whether and to what extent the Consulting Fee should be increased as a result thereof. Any increase will be evidenced by a written supplement to this Agreement signed by the Company and the Advisor.

(b)           Additionally, affiliates of the Sponsors have entered into that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of May 2, 2007, by and among Holdings, Varietal Distribution Merger Sub, Inc., a Delaware corporation and subsidiary of Holdings (“Merger Sub”), and the Company, pursuant to which, on the date hereof, Merger Sub has or will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger Transaction”). For services performed by Advisor in connection with the arrangement of the debt financing with respect to the Merger Transaction and related transactions, the Company hereby agrees to pay, effective upon the closing of the Merger Transaction, to Advisor, a transaction fee in cash in the amount of $35.625 million.

(c)           At the time of any equity financing for Holdings, the Company or any of their respective subsidiaries prior to a Public Offering (as defined in Holdings’ Limited Liability Company Agreement) that occurs after the date hereof and that is provided by the Sponsors or their affiliates, the Company shall pay to the Advisor in cash a placement fee equal to two and one-half percent (2.5%) of the gross amount of such equity financing provided by the Sponsors or their affiliates.

(d)           Any payment pursuant to this Section 6 shall be made in cash by wire transfer(s) of immediately available funds to or among one or more accounts as designated from time to time by the Advisor to the Company in writing. If any individual payment to the Advisor pursuant to this Section 6 would be less than $10,000, then such payment shall be held by the Company until the first to occur of (i) such time as the aggregate of such payments equals or exceeds $10,000, and (ii) the effective date of the termination of this Agreement, at which time such held amount shall be paid in full.

7.             Term.  This Agreement shall commence effective as of the date hereof and shall remain in effect until the date on which none of the Sponsors nor any of their respective affiliates hold directly or indirectly any equity securities of Holdings or its successors. In addition, the Advisor may terminate this Agreement at any time upon written notice to the Company, such termination to be effective upon the Company’s receipt of such written notice. No termination of this Agreement, whether pursuant to this Section 7 or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by the Advisor in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

8.             Liability.  No member of the Advisor Group (including any person or entity acting for or on behalf of the Advisor) shall be liable for any mistakes of fact, errors of judgment, or losses sustained by the Company or any other members of the VWR Group or for any acts or omissions of any kind (including acts or omissions of the Advisor), except to the extent caused by intentional misconduct of the Advisor as finally determined by a court of competent jurisdiction. The provisions of this Section 8 shall survive the termination of this Agreement and remain binding and in effect.

9.             Indemnification of Advisor.  The Company and the other members of the VWR Group hereby agree to jointly and severally indemnify and hold harmless the Advisor and its present and future officers, directors, affiliates, employees and agents (“Indemnified Parties”) from and against all losses, claims, liabilities, suits, costs, damages and expenses (including attorneys’ fees) arising from their performance of services hereunder. The Company and the other members of the VWR Group further agree to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys’ fees and expenses), subject to an undertaking from such Indemnified Party to repay the Company if such party is determined not to be entitled to such indemnity. The provisions of this Section 9 shall survive the termination of this Agreement and remain binding and in effect.

10.           Assignment.  Without the consent of the Advisor, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. The Advisor shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement, except that the Advisor may transfer its rights and delegate its obligations hereunder to one of its affiliates.

11.           Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day, (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) received via electronic mail by the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if received via electronic mail before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day after such receipt. Such notices, demands, and other communications shall be sent to the address for such recipient indicated below:

If to the Company:

VWR Funding, Inc.

1310 Goshen Parkway

PO Box 2656

West Chester, Pennsylvania 19380

Facsimile: (610) 701-9896

Telephone: (610) 719-7072

Electronic mail: George_VanKula@vwr.com

Attention: George Van Kula, Esq.

If to the Advisor:

Madison Dearborn Partners V-B, L.P.

Three First National Plaza

38th Floor

Chicago, Illinois 60602

Facsimile: (312) 895-1056

Telephone: (312) 895-1000

Electronic mail: mtresnowski@MDCP.com

Attention: General Counsel

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601 Facsimile: (312) 861-2200 Telephone: (312) 861-2000
	Electronic mail:	sperl@kirkland.com;
mfennell@kirkland.com
	Attention:	Sanford E. Perl, P.C.
Mark A. Fennell

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

12.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

13.           No Waiver.  The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

14.           Amendment.  The provisions of this Agreement may be amended or modified only with the prior written consent of the Company and the Advisor.

15.           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in party, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

16.           Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

17.           MUTUAL WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE COMPANY) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL

TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

18.           Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

19.           Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

20.           Confidentiality.  The Company may not disclose the terms of this Agreement except as may be required by applicable law or the rules of any exchange on which the Company or its affiliates’ securities are traded.

*            *            *            *

IN WITNESS WHEREOF, the parties hereto have caused this Management Services Agreement to be executed and delivered as of the date first above written.

VWR FUNDING, INC.

By:
Name:
Title:

MADISON DEARBORN PARTNERS V-B, L.P.

By: Madison Dearborn Partners, LLC
Its:General Partner

By:
Name:
Title:

[Signature Page to Management Services Agreement]